Exhibit 4.14

ZAZA ENERGY CORPORATION

1301 McKinney Street, Suite 2850

Houston, Texas 77010

SUPPLEMENT NO. 3 TO SECURITIES PURCHASE AGREEMENT

DATED AS OF AUGUST 19, 2015

Dated as of August 19, 2015

TO THE PURCHASER LISTED

IN THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

This Supplement No. 3 to Securities Purchase Agreement (this “Supplement” or this “Agreement”) is between ZaZa Energy Corporation, a Delaware corporation (the “Company”), and the institutional investor named on the attached Schedule A (the “Purchaser”).

Reference is hereby made to the Securities Purchase Agreement dated February 21, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) among the Company and the purchasers listed on Schedule A thereto.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed in the Securities Purchase Agreement.  Reference is further made to paragraph 2A(2) of the Securities Purchase Agreement, which provides that Additional Notes may be issued pursuant to a Supplement.

The Company agrees with the Purchaser as follows:

1.                                      Authorization of the Additional Notes.  The Company has authorized the issue and sale of up to $500,000 aggregate principal amount of Notes to be designated as additional 8.00% Senior Secured Notes due February 21, 2017 (the “August 2015 Notes”).  The August 2015 Notes, together with the Original Notes heretofore issued pursuant to the Securities Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Securities Purchase Agreement).  The August 2015 Notes shall be substantially in the form set out in Exhibit A attached hereto.

2.                                      Sale and Purchase of August 2015 Notes.  Subject to the terms and conditions herein and in the Securities Purchase Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, on the date hereof (the “Closing Date”), August 2015 Notes in the principal amount of $76,727.10 at the purchase price of 100% of the principal amount thereof.

3.                                      Closing.  On the Closing Date, the Company will deliver to the Purchaser at the offices of the Company, the August 2015 Notes registered in the Purchaser’s or its nominee’s name, evidencing the aggregate principal amount of August 2015 Notes to be purchased by the Purchaser, against payment of the purchase price as provided in Section 2 above.

4.                                      Conditions to Closing under Supplement.  The Purchaser’s obligation to purchase and pay for the August 2015 Notes to be sold to the Purchaser on the Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the Closing Date, that the Amendment No. 10 to Securities Purchase Agreement, dated as of the date hereof (the “Tenth Amendment”), by and among the Company and each of the holders of Securities that is a signatory thereto, is or shall be, concurrently with the effectiveness of this Agreement, in full force and effect.

5.                                      Payments.  The Company agrees that, so long as the Purchaser shall hold any August 2015 Note, the Company will make payments of principal of, interest on, any fees, and any Premium or other prepayment consideration payable with respect to, such August 2015 Note, which comply with the terms of the Securities Purchase Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts of the Purchaser specified on Schedule A to this Supplement or (ii) such other account or accounts in the United States of America as the Purchaser may designate in writing, notwithstanding any contrary provision herein or in any August 2015 Note with respect to the place of payment.  The Purchaser agrees that, before disposing of any August 2015 Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.

6.                                      Representations of the Company.  The Company hereby represents and warrants to the Purchaser that the execution, delivery and performance of this Supplement have been duly authorized by all requisite corporate authority or other action on the part of the Company, this Supplement has been duly executed and delivered by the Company, and this Supplement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

7.                                      Representations and Acknowledgement of the Purchaser.  The Purchaser represents and warrants that the representations and warranties set forth in Section 10 of the Securities Purchase Agreement are true and correct on the date hereof with respect to the purchase of the August 2015 Notes by the Purchaser.  The Purchaser acknowledges that, as of July 15, 2015, the Company had triggered an Event of Default under paragraphs 8A(i) and 8A(iii) of the Securities Purchase Agreement, and the Company transmitted notices of such Events of Default to the holders of the Notes on July 21, 2015.  The Purchaser further acknowledges that, as of July 15, 2015, the Company had triggered an Event of Default under that certain indenture, dated October 22, 2012, with respect to the Company’s 9.00% Convertible Senior Notes due 2017 (the “Convertible Senior Notes”) and the Company transmitted a notice of such Event of Default to the trustee for the Convertible Senior Notes on July 21, 2015.  The Purchaser further acknowledges that, because of the circumstances described in the two immediately preceding sentences, as well as the liquidity issues that have been disclosed in the Company’s filings with the Securities and Exchange Commission, the Company does not make any representations or warranties with respect to (w) the Company’s incurrence of debt beyond the Company’s ability to pay such debts as they mature, (x) any knowledge of any facts or circumstances that would lead the Company to believe that it will file for bankruptcy or liquidation under bankruptcy or other reorganization laws, (y) whether the Company is in default with respect to any indebtedness or (z) any other aspects of the Company’s liquidity or solvency.

8.                                      Applicability of Securities Purchase Agreement.  The Company and the Purchaser agree to be bound by and comply with the terms and provisions of the Securities Purchase Agreement and the other Transaction Documents as fully and completely as if the Purchaser were an original signatory to the Securities Purchase Agreement as a holder of Notes (but not, for the avoidance of doubt, as a “Purchaser” as used and defined therein, other than solely for purposes of (i) Paragraphs 13B and 13F of the Securities Purchase Agreement and (ii) the Guaranty Agreement).

9.                                      References.  All references in the Securities Purchase Agreement and all other instruments, documents and agreements relating thereto, or entered into in connection therewith, shall be deemed to refer to the Securities Purchase Agreement, as supplemented by this Supplement.

10.                               Notices.  All notices and communications provided to the Purchaser under this Supplement or the Securities Purchase Agreement shall be in writing and sent in the manner specified in Section 13H of the Securities Purchase Agreement to the Purchaser or its nominee (as applicable) at the address specified for such communications in Schedule A to this Supplement, or at such other address as the Purchaser or its nominee shall have specified to the Company in writing.

11.                               Governing Law.  This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

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If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

ZAZA ENERGY CORPORATION

		By:	/s/ Scott Gaille
			Name:	Scott Gaille
			Title:	Chief Compliance Officer and General Counsel

The foregoing is agreed to as of the date thereof.

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Konrad Ackermann
Director

CONFIRMATION

Each of the undersigned acknowledges receipt of the foregoing Supplement to Securities Purchase Agreement dated as of August 19, 2015 and confirms the continuing validity and enforceability against such undersigned of the Guaranty Agreement to which such undersigned is a party.

ZAZA HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	Chief Compliance Officer and General Counsel

ZAZA ENERGY, LLC,
a Texas limited liability company

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	Chief Compliance Officer and General Counsel

TOREADOR RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	Chief Compliance Officer and General Counsel

ZAZA ENERGY DEVELOPMENT, LLC,
a Texas limited liability company

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	Chief Compliance Officer and General Counsel

ZAZA PETROLEUM MANAGEMENT, LLC, a Texas limited liability company

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	Chief Compliance Officer and General Counsel

Schedule A

INFORMATION RELATING TO PURCHASER

Purchaser Name	Alpha Capital Anstalt

Name in which Notes are to be Registered	Alpha Capital Anstalt

Note Registration Number; Principal Amount	R-14; $76,727.10

Payment on Account of Note Method Account Information

Accompanying Information	Name of Company: ZAZA ENERGY CORPORATION Description of Securities: 8% Senior Secured Notes due February 21, 2017 CUSIP 98919T AA8

Address for Notices Related to Payments	Alpha Capital Anstalt C/O Lindenberg and Lindenberg 287 Eglinton Ave. E., Suite 100 Toronto, Ontario M4P 1L3

Address for All Other Notices	Lettstrasse 32 9490 Vaduz Principality of Liechtenstein

Exhibit A

Form of Additional Note

See Exhibit 4.15 of this Current Report of Form 8-K